Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:
Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathon Fassberg ext16. (investor inquiries)
(610) 941-4020	Brad Miles ext 17. (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Announces Selection of Squalamine for AMD into FDA's Continuous Marketing Application Pilot 2 Program

Plymouth Meeting, PA -- January 4, 2005 -- Genaera Corporation (NASDAQ: GENR) today announced that the U.S. Food and Drug Administration (FDA) has selected squalamine for participation in the Continuous Marketing Application (CMA) Pilot 2 program. Genaera is developing squalamine for the treatment of "wet" age-related macular degeneration (AMD). Participation in the Pilot 2 program is limited to no more than one Fast Track product for each review division within the Center for Drug Evaluation and Research (CDER) and the Center for Biologics Evaluation and Research (CBER). Squalamine is the product selected by CDER's Division of Anti-Inflammatory, Analgesic, and Ophthalmic Drug Products.

Squalamine is a systemically administered anti-angiogenic small molecule. Genaera is currently conducting three Phase II trials of squalamine in AMD at multiple sites throughout the United States. In October 2004, the FDA granted squalamine Fast Track designation.

The CMA Pilot 2 program provides for frequent scientific feedback and interactions during the IND phase of new drug development based on a defined agreement between the FDA and the applicant. The FDA initiated the CMA Pilot 2 program to evaluate the costs and benefits of increased sponsor access to guidance and feedback from the FDA for Fast Track products.

According to the FDA's Guidance for Industry, Pilot 2 applications are evaluated for selection "based on the FDA's overall assessment of (1) the potential value of enhanced interaction, emphasizing the potential public health benefit resulting from development of the product, (2) the likelihood that concentrated scientific dialogue will facilitate the availability of a promising novel therapy, and (3) the applicant's demonstration of commitment to product development as evidenced by a thorough consideration of the rationale for participation in Pilot 2." (1)

"We are honored that squalamine has been accepted into this pilot program and look forward to frequent collaborative interactions and dialogue with the Agency in the development of squalamine," commented Roy C. Levitt, M.D., President and Chief Executive Officer of Genaera Corporation. "Inclusion in this FDA initiative recognizes the serious unmet medical need of patients with AMD and the potential value of enhanced interactions and dialogue with the Agency to potentially facilitate timely and efficient development of squalamine as a promising novel therapy for AMD. We anticipate reporting early data from our first Phase II trials starting early in 2005. We intend to begin Phase III in the first half of 2005 to run concurrently with our largest Phase II trial."

About Genaera's Clinical Trials

MSI-1256F-209 is the cornerstone and largest of Genaera's three Phase II studies and is designed to evaluate the safety and efficacy of squalamine in 100 patients with AMD over a two-year period. This Phase II multi-center, randomized, double masked, controlled study will evaluate two dose levels of squalamine (20 mg or 40 mg) given once weekly for four weeks, followed by maintenance doses once every four weeks until week 48. At the end of 48 weeks of therapy, each patient will be followed for a further 12 months. Genaera anticipates using data analyses from this study in coordinating Phase III activities.

MSI-1256F-208 is the second Phase II trial designed to evaluate the effects of three different doses of squalamine in combination with an initial Visudyne® treatment in 45 patients with AMD. Specifically, this study will evaluate the safety and effects of systemically administered squalamine before and after photodynamic therapy with Visudyne®. Based on its mechanism of action, this squalamine pretreatment has the potential to improve the effect of Visudyne®, and squalamine follow up treatment may inhibit the detrimental effects of the VEGF 'burst' that commonly occurs after Visudyne® treatment. The multi-center, randomized, controlled, masked study also includes monthly squalamine maintenance therapy through six months, along with an additional twelve months follow-up for each patient.

MSI-1256F-207 is a Phase II pharmacokinetic and safety trial that will evaluate 18 patients with AMD at three different doses of squalamine over four months. In this open-label, parallel group study, squalamine is administered intravenously at three doses, once weekly for four weeks. Depending on their response patients may continue to receive squalamine for up to a year.

For information about participation in squalamine clinical trials, patients and physicians may call Genaera's Clinical Trial Hotline at (800) 299-9156.

Squalamine Mechanism of Action

Squalamine directly interrupts and reverses multiple facets of the angiogenic process. Working within activated endothelial cells, squalamine inhibits growth factor signaling including VEGF, integrin expression, and reverses cytoskeletal formation, thereby resulting in endothelial cell inactivation and apoptosis. Systemically administered squalamine inhibits abnormal angiogenesis in rodent models of retinopathy of prematurity, and the development of choroidal neovascular membranes in rat models of AMD. Additional preclinical studies have demonstrated that systemic squalamine administration is effective in reaching abnormal ocular blood vessels in primates, and leads to partial regression and inhibition of new abnormal vessels in the eye. These results support that squalamine may have a role in the treatment of human choroidal neovascular membrane formation that underlies the pathology of wet AMD.

About AMD

Wet AMD resulting from angiogenesis is the leading cause of legal blindness among adults age 50 or older in the Western world. Approximately 25 to 30 million people are affected globally and this number is expected to triple over the next 25 years.

AMD occurs in two types: the "dry" form and the more severe "wet" form. Wet AMD is caused by the growth of abnormal blood vessels, or choroidal neovascularization, under the central part of the retina, the macula. Dry AMD, or the avascular form is the more common and milder form of AMD, accounting for 85% to 90% of all cases. Dry AMD results in varying forms of sight loss and may or may not eventually develop into the wet form. Although the wet form of AMD accounts for only 10% to 15% of all AMD, the chance for severe sight loss is much greater. It is responsible for 90% of severe vision loss associated with AMD. Approximately 500,000 new cases of wet AMD are diagnosed annually worldwide. In North America alone, approximately 200,000 new cases of wet AMD are diagnosed each year.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products.  Research and development efforts are focused on anti-angiogenesis and respiratory diseases.  Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets.  These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.  For more information on Genaera, visit the company's website at www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "believe", "continue," "develop," "expect," "plan" and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: the risk that squalamine ceases to meet the criteria for CMA2 Pilot or Fast Track designation at some point in the future; Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including squalamine may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

Footnotes:

(1) FDA, Guidance for Industry, Continuous Marketing Applications: Pilot 2 -- Scientific Feedback and Interactions During Development of Fast Track Products Under PDUFA (October 2003)